EXHIBIT 99.1

January 18, 2023

ME2C Environmental Issues Shareholder Letter from CEO

Company Expects to Beat Revenue Guidance For 2022, Sees 50% Year Over Year Growth Continuing Into 2023

Corsicana, Texas--(Newsfile Corp. - January 18, 2023) - Midwest Energy Emissions Corp. (OTCQB: MEEC) ("ME2C Environmental" or the "Company"), a leading environmental technologies firm, today issues the following letter to shareholders from Chief Executive Officer, Richard MacPherson.

Dear Shareholders,

The last 12 months have been an exciting growth period for ME2C Environmental. The unaudited revenues are expected to exceed our earlier projected revenue guidance for 2022 and should show revenue of $21.6 Million for the year-ended December 31, 2022. The revenue for 2022 represents a 66% growth over 2021 revenue.

Building on the recurring revenue business currently in hand, our financial results for 2023 are also expected to be strong. We anticipate the 50% plus year over year growth rate to continue through 2023 supported by expected additional license and supply contracts.

ME2C may become a very different company by 2024. We expect to have our day in court this November against several major refined coal companies, the culmination of three years of litigation proceedings that began with our initial July 2019 filing. The damage claims put forth by our legal team to the defendants and the court to date are substantial and we are confident in our position.

On top of this legal battle, there still remains dozens of operating U.S. utilities that continue use of our patented technologies without a technology license. We will be addressing these entities as part of our management of the litigation strategy going forward. This area of unrecognized business, by itself, has the potential to double our revenue base with recurring supply contracts. It is our intent to pursue this additional business vigorously as we work our way through the present litigation.

We intend for our loyal shareholders to greatly benefit as our enterprise value starts to reflect our successes. Towards that goal, we continue our progress toward uplisting to a major exchange. The results of the past year and those anticipated in 2023 and beyond should go a long way in securing this outcome organically. With our long-term debt in hand and solid operating capital and growth, the path is set for a profitable future.

Looking back, 2022 was a pivotal year that provided numerous catalysts, that included:

•	Significant revenue increase of 66% compared to 2021 revenue
•	Extension of all major debt through a three-year agreement with single financial partner

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•	Negotiated a significant stock buy-back option with financial partner to purchase up to approximately 7.5 Million shares at $.50 per share (based on current outstanding shares)
•	Continue to develop and move forward new REE technologies
•	Obtained additional coal-fired utilities as new licensed partnersto continue operation of our patented technologies worth potentially millions of new business revenues annually
•	Continued IP momentum, including:

○	Concluded fact discovery in IP lawsuit in September 2022
○	Trial date scheduled for mid-November 2023

On behalf of our Company, I would like to state that ME2C's endurance over the past five years has been difficult although steadfast and successful. We remain a strong, stable, and growing company with an excellent leadership team and partners, both financial and legal, committed to the long-term success of our firm and its shareholders. I anticipate a tremendous year marked with continued developments, growth, and execution across multiple areas that include our core supply business and the completion of our case against the refined coal defendants. We look forward to issuing guidance to the market once we issue our full year-end results for 2022. As always, we appreciate your steadfast support.

Cordially,

Richard MacPherson

Chief Executive Officer

Final recognized revenue for 2022 is subject to change upon finalization of the Company's year-end audit review process and will be released with the Company's audited financial statements and related 2022 annual report.

About ME2C® Environmental

ME2C Environmental is a leading environmental technologies company developing and delivering patented and proprietary solutions to the global power industry. ME2C's leading-edge mercury emissions services have been shown to achieve emissions removal at a significantly lower cost and with less operational impact than currently used methods, while maintaining and/or increasing power plant output and preserving the marketability of byproducts for beneficial use. ME2C Environmental is a trade name of Midwest Energy Emissions Corp. For more information, please visit http://www.me2cenvironmental.com/.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the private securities litigation reform act of 1995. Forward-looking statements are generally identified by using words such as "anticipate," "believe," "plan," "expect," "intend," "will," and similar expressions, but these words are not the exclusive means of identifying forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. Matters that may cause actual results to differ materially from those in the forward-looking statements include, among other factors, the gain or loss of a major customer, change in environmental regulations, disruption in supply of materials, capacity factor fluctuations of power plant operations and power demands, a significant change in general economic conditions in any of the regions where our customer utilities might experience significant changes in electric demand, a significant disruption in the supply of coal to our customer units, the loss of key management personnel, availability of capital and any major litigation regarding ME2C Environmental.

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In addition to the foregoing, any statements with respect to revenue guidance, related projections and statements regarding ability to meet such projections in the anticipated timeframe, represent management's good faith estimates and expectations. Such guidance is based upon certain assumptions, including, but not limited to, that additional license agreements will be entered into in the future, new supply customers will be obtained and that certain current licensees of our patented technologies who are not current supply customers will transition to purchasing products from us in the future. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. Consequently, guidance cannot be guaranteed. As such, investors are cautioned not to place undue reliance upon guidance as there can be no assurance that the plans, assumptions or expectations upon which they are placed will occur.

All forward-looking statements speak only as of the date of this release. ME2C Environmental does not undertake any obligation to publicly update or revise any forward- looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements contained in this release can be found in ME2C Environmental's periodic filings with the Securities and Exchange Commission.

ME2C Environmental Contact:

Stacey Hyatt

Corporate Communications

ME2C Environmental

Main: 614-505-6115 x-1001

Direct: 404-226-4217

shyatt@me2cenvironmental.com

To view the source version of this press release, please visit

https://www.newsfilecorp.com/release/151571

SOURCE ME2C Environmental

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